UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN THE PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2014

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 22, 2014, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class I directors to serve for three years on our Board;

2.	To approve and ratify the appointment of Deloitte as our independent registered public accounting firm for the 2014 fiscal year;

3.	To hold a non-binding, annual advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board and management team, and further describes the business we will conduct at the Annual Meeting.

Only stockholders of record as of the close of business on April 2, 2014 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important to us. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote.

For details regarding the methods of voting please refer to ‘What Different Methods Can I Use to Vote’ under ‘Questions and Answers About the Meeting and Voting’ in this proxy statement.

This notice of Annual Meeting and proxy statement is also available online at http://www.cinemark.com/About/Investor Relations/Proxy Materials.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

Plano, Texas

April 11, 2014

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the Annual Report on Form 10-K for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we”, “us” or “our”) for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2014 (the “2013 Form 10-K”). You should carefully read the entire proxy statement and the Company’s 2013 Form 10-K before voting.

Annual Meeting of Stockholders

• Time and Date:	May 22, 2014; 9:00 a.m. CDT

• Place:	Cinemark West Plano Theatre 3800 Dallas Parkway, Plano, TX 75093

• Record Date:	April 2, 2014

• Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock, par value $0.001 per share (“Common Stock”), is entitled to one vote for each nominee and one vote for each of the proposals to be voted upon.

• Mailing:	The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 11, 2014.

Annual Meeting Agenda and Vote Recommendations

Board Proposals	Board Recommendation	Page Reference (for more detail)
Election of three Class I directors to serve for three years on our Board	FOR each nominee	12
Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2014 fiscal year	FOR	66
Non-binding, annual advisory vote on executive compensation	FOR	67

ITEM 1 – ELECTION OF DIRECTORS

Board Nominees

The following table provides summary information about each Class I director who is nominated for election at the Annual Meeting. Each nominee will serve for a term of three years expiring at the 2017 annual meeting or until their successors are elected.

As previously reported, Roger T. Staubach, a Class I director, has notified the Company that he will not stand for re-election at the Annual Meeting. Pursuant to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Board of Directors (the “Board”) may fill the vacancy created by Mr. Staubach’s resignation, and any director so chosen shall serve for the remainder of the term of the Class I directors until his/her successor has been elected and qualified, subject however, to such director’s death, resignation, retirement, disqualification or removal.

Name	Age	Director Since	Occupation	Experience	Other Public Boards	Independent	Committee Assignments
Steven P. Rosenberg	55	2008	President, SPR Ventures Inc.	Public company management, corporate leadership, private investment; corporate governance	2	Yes	Audit; Governance
Enrique F. Senior	70	2004	Managing Director, Allen & Company, LLC	Financial advisory services	2	Yes	Strategic; New Ventures
Donald G. Soderquist	80	2007	Business counselor to OnCourse, LLC	Board leadership; corporate governance	x	Yes	Governance; Compensation

In 2013, Messers. Rosenberg, Senior, Soderquist and Staubach attended at least 75% of all Board and respective committee meetings.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for the 2014 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The fees paid to Deloitte during the 2013 fiscal year are detailed on page 27.

ITEM 3 – NON-BINDING, ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are seeking a non-binding, stockholder advisory vote approving our compensation program for our named executive officers and the compensation paid to our named executive officers for the 2013 fiscal year. The Board believes that our compensation policies and practices attract talented and experienced executives and appropriately motivates them to enhance stockholder value over the short and long terms.

Stockholder Support of Our Executive Compensation

At the annual meeting held in May 2013 (the “2013 Annual Meeting”), our executive compensation program garnered the support of approximately 94% of the stockholders who voted either in person or via proxy at the 2013 Annual Meeting. Given the strong stockholder support, the Compensation Committee did not make any changes to our executive compensation program for the 2013 fiscal year.

Executive Compensation Philosophy and Structure

Our compensation philosophy is to ensure that pay is aligned to performance while being competitive enough to attract and retain executive talent and motivate them to increase stockholder value over the short and long terms.

The Company’s financial performance over the five- year period1 and the long service record of the Company’s named executive officers lend credence to our executive compensation program. The following table contains key summary financial information for each of the last five fiscal years:

Five-Year Summary (Dollars in millions, except per share data)	2009	2010	2011	2012	2013
Revenues	$1,976.5	$2,141.1	$2,279.6	$2,473.5	$2,682.9
Net Income Attributable to the Company	$97.1	$146.1	$130.6	$168.9	$148.5
Cash and Cash Equivalents[2]	$437.9	$465.0	$521.4	$742.7	$599.9
Diluted Earnings Per Share	$0.87	$1.29	$1.14	$1.47	$1.28

•	Revenues increased a cumulative 35.7% over the 5- year period;

•	Net income attributable to Cinemark Holdings, Inc. increased a cumulative 52.9% over the 5- year period;

•	Cash & cash equivalents increased a cumulative 37% over the 5- year period;

•	Diluted earnings per share increased a cumulative 47.1% over the 5- year period; and

•	Cumulative total stockholder return (“TSR”) for the five- year period was 405.8%.

1 See Company Performance Highlights in 2013 beginning page 34 for additional information on the Company’s financial performance over the one- year, three- year and five- year periods.

2 Data is as of December 31 for each respective year.

Following are the specific elements of our executive compensation program:

Type	Form	Terms
Fixed	• Base Salary	• The only guaranteed portion of compensation
Variable	• Annual cash incentive bonus • Annual grant of restricted stock • Annual grant of performance award either as restricted stock or restricted stock units

•        Subject to Company achieving annual performance targets established by the Compensation Committee during the first quarter of the fiscal year; target annual cash incentive bonus opportunity is a percentage of base salary

•        Subject to continued employment, restricted stock vests 50% each on the second and fourth anniversary of the grant date

•        Shares underlying performance awards are issued pro rata based upon the Company achieving performance targets established by the Compensation Committee at the beginning of a performance period and a year of continued employment after the end of the performance period

Retirement	• Matching 401(k) Plan contributions	Company matches up to 6% of employee contribution (100% up to 3% and 75% for the remaining 3% of employee cash compensation)
Other	• Benefits	Group, life and disability insurance

Other key compensation features are as follows:

Compensation Features	2013
All members of the Compensation Committee are independent	Yes
Independent compensation consultant	Yes
Annual cash incentive bonus payments capped at the lesser of 200% of annual base salary or $3 million	Yes
Excise tax gross-ups for change-in-control payments	None
Perquisites	Limited
Deferred compensation	None
Pension benefits	None
Double trigger for change-in-control payments	Yes
Annual stockholder advisory vote on executive compensation	Yes
Prohibition on hedging transactions	Yes
Prohibition on pledging Company securities without prior approval	Yes
Prohibition on holding Company securities in a margin account	Yes

Components of the Chief Executive Officer’s Compensation for 2013

Pursuant to Mr. Warner’s Amended and Restated Employment Agreement dated March 30, 2012 (the “Warner Employment Agreement’), the terms of Mr. Warner’s compensation for the 2013 fiscal year were as follows:

Type	Form	Terms
Cash	• Base Salary • Annual cash incentive bonus

•        The only guaranteed portion of compensation

•        Subject to Company achieving performance targets established by the Compensation Committee during the first quarter of the fiscal year; target annual cash incentive bonus at 100% of annual base salary

Equity	• Annual grant of restricted stock • Annual grant of performance award either as restricted stock or restricted stock units

•        Aggregate equity award (restricted stock and performance award) value to be at least 125% of annual base salary

•        Restricted stock to vest equally over three years

•        Performance award to vest over a three year performance period and a year of continued employment after the end of the performance period

•        Upon expiration of the Warner Employment Agreement, all outstanding restricted stock to vest immediately; performance awards to remain outstanding for the performance period and, subject to Company achieving performance targets, to vest immediately without any additional employment requirement

Retirement	• Matching 401(k) Plan contributions	• Company matches up to 6% of employee contribution (100% up to 3% and 75% for the remaining 3% of employee cash compensation)
Other	• Benefits	• Group, life and disability insurance

Effective January 21, 2014, the Company entered into the Second Amended and Restated Employment Agreement with Mr. Warner (the “Second Amended Agreement”), which extended the term of the Warner Employment Agreement to April 1, 2016.

Compensation Highlights of the Named Executive Officers for 2013

•	Base salary increase for 2013 for each of the named executive officers was 1% from 2012;

•

Cash bonus for the 2013 fiscal year was paid at 133.33% of the target annual cash incentive bonus opportunity of each named executive officer, based on an adjusted EBITDA of $625.3 million against a target of $557.1 million;

•

Equity compensation was granted as time-based and performance-based as a 50/50 mix at the target level with the value of the potential maximum level of performance-based equity grant at 150% of the value of the time-based equity grant; and

•	The mix of fixed and variable components of the 2013 summary compensation of each of the named executive officers for 2013 were as follows:

Name	Fixed (annual base salary)	Variable (annual cash incentive bonus, grant date fair market value of annual time-based equity grant and performance-based equity grant at maximum level)
Lee Roy Mitchell[3]	42%	57%
Tim Warner	24%	75%
Robert Copple	26%	73%
Valmir Fernandes	27%	72%
Mike Cavalier	29%	70%

Corporate Governance

Commitment to good governance is essential for the Company’s growth and performance. Our Board periodically identifies and implements changes in our governance practices. Following are some features of the Company’s general corporate governance:

Board and Other Governance Features	2013
Size of Board (including 1 vacancy after Annual Meeting)	10
Majority voting for uncontested elections	Yes
Majority of independent directors	Yes
Separate Chairman and Chief Executive Officer	Yes
No director on the board of directors of more than 3 public companies	Yes
Independence of all members of the Audit, Compensation and Governance Committees	Yes
Non-management directors meet without management	Yes
Annual Board and committee evaluations	Yes
Annual equity grant to non-employee directors	Yes
Number of directors attending at least 75% of all Board and committee meetings in 2013	All

3 As in previous years, there was no equity compensation granted to Mr. Mitchell because of his substantial equity ownership in the Company of approximately 5% (excluding The Mitchell Special Trust), as of the Record Date.

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board is soliciting proxies in connection with the 2014 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 22, 2014, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 11, 2014.

Shares Outstanding and Voting Rights

As of April 2, 2014, 115,689,880 shares of the Company’s Common Stock were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on April 2, 2014 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

¡	What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class I directors, to ratify the selection of Deloitte as our independent registered public accounting firm for the 2014 fiscal year and to hold a non-binding, advisory vote of stockholders on our executive compensation program and the compensation paid to our named executive officers for the 2013 fiscal year. Our Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the 2014 fiscal year and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our named executive officers for the 2013 fiscal year. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

¡	What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is April 2, 2014. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

¡	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” proposals but may not vote on “non-routine” proposals without your instructions.

These proxy materials are being forwarded to you on behalf of your broker or bank. Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

¡	How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

¡	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Tim Warner, Robert Copple and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

¡	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•

Via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 21, 2014. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

•

By mail — In order to vote by mail, simply complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting. If the accompanying proxy card is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the Board’s recommendations set forth herein and if you make a specification, the shares of Common Stock will be voted in accordance with such specification.

•

In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•

By instructing your bank or broker — You should receive a voting instruction card from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 21, 2014;

•

In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

¡	What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

¡	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

¡	How are “broker non-votes” and abstentions treated?

“Broker non-votes” and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of “broker non-votes” and abstentions on approval of specific agenda items.

¡	Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2014 fiscal year (Item 2) is considered a “routine” matter. “Broker non-votes” will not arise in the context of Item 2 as brokers may exercise discretionary authority to vote your shares on Item 2.

Under the broker voting rules of the NYSE, the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters. As a consequence, brokers will not be able to vote on Item 1 and Item 3 without receiving instructions from the beneficial owners. As a result, “broker non-votes” could arise in the context of these proposals.

¡	What is the voting requirement for each of the proposals?

Approval of Item 1: Beginning the Annual Meeting, pursuant to the Company’s Fourth Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the Board has adopted a form of majority voting standard for uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this “plurality plus” standard if a director nominee does not receive a majority of the “for” votes cast in an uncontested director election, then the director nominee shall promptly tender his resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action such as allowing the director to continue to serve on the Board as a “holdover director” as permitted by Delaware corporate law. Within 90 days following certification of the stockholder vote, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC.

Votes marked “For” Item 1 will be counted in favor of all director nominees.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “routine” matter, “broker non-votes” do not arise and brokers and banks may exercise discretionary authority to vote your shares. Abstention will have the same effect as a vote against this proposal. Therefore, abstentions might prevent the approval of Item 2 if the number of affirmative votes does not constitute a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “non-routine” matter, “broker non-votes” may arise and abstentions and “broker non-votes” could prevent the approval of this Item.

¡	How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2014 fiscal year; and

•	FOR the non-binding, advisory vote to approve our executive compensation.

¡	Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

¡	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

¡	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,000 plus reasonable out-of-pocket expenses.

¡	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2013 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The address of the Web site is www.sec.gov.

¡	What is the deadline to propose actions for the 2015 annual meeting of stockholders?

Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2015 annual meeting must be in writing and received by the end of business on December 12, 2014 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2015 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2015 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 22, 2015, and no later than February 21, 2015 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ITEM 1 — ELECTION OF DIRECTORS

Composition of the Board, Nomination of Class I Directors and Director Elections

Our Board is currently comprised of ten members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Currently, only the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messers. Mitchell and Sepulveda were nominated to the Board by the Mitchell Investors. Madison Dearborn Capital Partners IV, L.P. (“MDCP”), Syufy Enterprises, LLP (“Syufy Enterprises”) and Quadrangle Investors (as defined in the Director Nomination Agreement) no longer have any beneficial ownership in the Company’s Common Stock. However, Messers. Chereskin, Dombalagian, Senior and Soderquist (former nominees of MDCP), Mr. Peter Ezersky (a former nominee of Quadrangle Investors) and Mr. Raymond Syufy (a former nominee of Syufy Enterprises) are continuing to serve as directors subject to their re-election upon the expiry of their respective terms.

The terms of the current Class I directors, Messers. Rosenberg, Senior, Soderquist and Staubach expire at the Annual Meeting. Each of Messers. Rosenberg, Senior and Soderquist has consented to be nominated for re-election to the Board as a Class I director. However, Mr. Staubach has notified the Company that he will not stand for re-election at the Annual Meeting. His decision is not due to any disagreements with us on any of our operations, policies or practices.

We have no reason to believe that any of the director nominees (Messers. Rosenberg, Senior and Soderquist) will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Rosenberg, Senior and Soderquist for election to the Board as Class I directors. Each of Messers. Rosenberg, Senior and Soderquist, if elected, will serve on the Board for a three-year term expiring on the date of our 2017 annual meeting of stockholders.

Beginning at the Annual Meeting, the Board has adopted a form of majority voting standard for uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this “plurality plus” standard if a director nominee does not receive a majority of the “for” votes cast in an uncontested director election, then the director nominee shall promptly tender his resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action such as allowing the director to continue to serve on the Board as a “holdover director” as permitted by Delaware corporate law. Within 90 days following certification of the stockholder vote, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K report filed with the SEC.

Director Qualifications and Board Diversity

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. The Governance

Committee does not assign specific weight to any particular factor but in selecting members for open Board positions takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contributes new ideas in a productive and congenial manner and regularly attends board meetings.

The Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

Information on each of our nominees and continuing directors is given below.

Nominees for Class I Directors

Term Expiring 2017

Name	Business Experience
Steven P. Rosenberg

Director Since: April 2008

Age: 55

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc.

Professional Experience: Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products.

Director Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior

Director Since: April 2004

Age: 70

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A.

Professional Experience: Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is also a member of the board of directors of Univision Communications, Inc.

Director Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

Name	Business Experience
Donald G. Soderquist

Director Since: June 2007

Age: 80

Board Committees: Compensation Committee; Governance Committee

Other Public Company Boards: None

Professional Experience: Since 2001, he has been a motivational speaker and business counselor to OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2003, in various capacities including Senior Vice Chairman and Chief Operating Officer.

Director Qualifications: As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Roger T. Staubach, a Class I director, has notified the Company that he will not stand for re-election at the Annual Meeting. Pursuant to our Certificate of Incorporation, the Board may fill the vacancy created by Mr. Staubach’s resignation, and any director so chosen shall serve for the remainder of the term of the Class I directors until his/her successor has been elected and qualified, subject however, to such director’s death, resignation, retirement, disqualification or removal.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the Class I nominees.

Continuing Class II Directors

Term Expiring 2015

Name	Business Experience
Vahe A. Dombalagian

Director Since: April 2004

Age: 40

Board Committees: Governance Committee; Compensation Committee

Other Public Company Boards: TransUnion Corp. (June 2010 to April 2012).

Professional Experience: Mr. Dombalagian is a Managing Director of Madison Dearborn Partners, LLC (“MDP”), a private equity investment firm and an affiliate of MDCP. He has been with MDP since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group and Bear, Stearns & Co., Inc.

Director Qualifications: Mr. Dombalagian’s experience in investment banking and private equity has provided significant contributions to the Board on investment and strategic planning in a challenging economic environment. His advice on compensation plans and structures as well as financing and acquisition decisions has been valuable to the Board.

Peter R. Ezersky

Director Since: December 2004

Age: 53

Board Committees: Audit Committee; New Ventures Committee; Compensation Committee (Chair)

Other Public Company Boards: Dice Holdings, Inc.; Protection One, Inc. (October 2009 to June 2010).

Professional Experience: Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC (the “Quadrangle Group”), a private equity firm, focused on the firm’s media and communications business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group.

Director Qualifications: Mr. Ezersky’s career in private equity has given him knowledge of finance and the filmed entertainment creation and distribution business. His contribution to the Board is primarily in the area of capital market issues and his experience in media and communications has been beneficial for the Company in its relationships with the movie studios.

Name	Business Experience
Carlos M. Sepulveda

Director Since: June 2007

Age: 56

Board Committees: Audit Committee (Chair and financial expert); Strategic Long-Range Planning Committee

Other Public Company Boards: Matador Resources Company

Professional Experience: Mr. Sepulveda has been the Executive Chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments, since May 2013. Prior to Triumph Bancorp, Mr. Sepulveda was the President and Chief Executive Officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, from March 2004 until April 2013 and its Executive Vice President from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Director Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the Chief Executive Officer of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Continuing Class III Directors

Term Expiring 2016

Name	Business Experience
Benjamin D. Chereskin

Director Since: April 2004

Age: 55

Board Committees: Strategic Long-Range Planning Committee (Chair); Governance Committee (from April 2007 until August 2013) (Chair); Compensation Committee (from April 2007 until August 2013) (Chair)

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc.; Tuesday Morning, Corporation (1997 – November 2011)

Professional Experience: Mr. Chereskin is President of Profile Management LLC (“Profile Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP, from 1993 until October 2009, having co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years.

Director Qualifications: Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. Mr. Chereskin’s knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell

Director Since: Founder

Age: 77

Board Committees: Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc.; Texas Capital Bancshares (June 1999 – May 2011)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993.

Related Party: Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company and the brother-in-law of Walter Hebert III, the Executive Vice President – Purchasing of the Company.

Director Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership to the Board.

Name	Business Experience
Raymond W. Syufy

Director Since: October 2006

Age: 51

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed Chief Executive Officer and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as Chief Executive Officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Director Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in operations. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

CORPORATE GOVERNANCE

General

We are governed by our Board which, in turn, appoints executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of key Company policies.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, since December 2006, we have split the roles of the Chairman of the Board and the Chief Executive Officer such that the Board is separated from the day-to-day operations of the Company. This structure has served us well. Lee Roy Mitchell, the founder of the Company, is currently the Chairman of the Board and Mr. Warner is the Chief Executive Officer. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management team in strategic planning. Mr. Mitchell is assisted by Board members, each of whom has extensive experience in sectors that are relevant to the Company’s business. The Board’s oversight function is enhanced by the Board’s Audit, Governance and Compensation Committees, each of which is comprised entirely of independent directors.

The day-to-day operations of the Company are managed by the executives under the direction of Mr. Warner, our Chief Executive Officer. Mr. Warner brings over 30 years of motion picture exhibition industry experience to the Chief Executive Officer position, including more than 17 years with the Company. Prior to becoming the Chief Executive Officer, in his roles as the President and Chief Operating Officer of the Company and President of Cinemark International, L.L.C., Mr. Warner has been critical in the growth of the Company’s domestic as well as international business. Mr. Warner’s extensive industry experience and relationships, coupled with proven management and operational skills, make him well-suited to direct the Company’s day-to-day management and implement the strategic vision of the Board.

In addition to the separation of the positions of the Chairman of the Board and the Chief Executive Officer, the Board has a lead independent director, which role provides leadership and an organizational structure to the non- management directors. Our lead independent director is currently Mr. Donald Soderquist. The position of the lead independent director has significant authority and responsibilities under our Corporate Governance Guidelines, which are as follows:

•	To act as a liaison between the non-management directors and the Company’s management;

•	To call meetings of non-management directors;

•	Chair the executive sessions of non-management directors;

•	Chair Board meetings when the Chairman is not present;

•	Consult with the Chairman and the Chief Executive Officer and approve the schedules, agendas and information provided to the Board for each meeting;

•	Be available for consultation and communication with stockholders upon request; and

•	Provide the Chairman and the Chief Executive Officer the results of the Board’s annual performance review.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board approves management’s policies related to key risk areas and provides input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, dividend payments, material legal settlements, potential material acquisitions and approves our annual budget. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness and thus increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to Board committees.

The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market and financial risks, provide the Audit Committee an update on key risks and the processes and systems of internal control to manage the risks. The Chair of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

The Compensation Committee reviews the executive compensation program to ensure that the design of the program does not encourage excessive risk-taking. It also reviews succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives. See Compensation Risk Assessment section of the Compensation Discussion and Analysis (the “CD&A”) for more detail on how the Compensation Committee mitigates risk without diminishing the incentive nature of compensation.

During 2013, the Board established two new committees – the Strategic Long-Range Planning Committee and the New Ventures Committee – to further enhance the Board’s risk oversight function. The Strategic Long-Range Planning Committee provides oversight of the risks associated with strategic planning by assisting management in the analysis of alternative strategic options and reviewing with management the key industry and market issues and external developments impacting the Company. The New Ventures Committee provides guidance on business development initiatives and growth opportunities for the Company.

Director Independence

Our standards of director independence comply with the independence requirements of the NYSE. With the assistance of legal counsel to the Company, the Governance Committee has reviewed the NYSE standards for Board and committee member independence. On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Staubach, Sepulveda and Soderquist is independent, (c) Messers. Mitchell and Syufy are not independent due to their transactions with the Company exceeding $120,000 annually, (d) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (e) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held six (6) meetings and took action by written consent on five (5) occasions during the 2013 fiscal year. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. Eight directors attended the 2013 Annual Meeting.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company employees present. The presiding director of the executive sessions is currently our lead independent director, Mr. Donald Soderquist. During 2013, our non-management directors met twice in executive sessions.

Stockholder Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Corporate Governance Guidelines;

•	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);

•	Charter of the Nominating and Corporate Governance Committee (the “Governance Committee Charter”); and

•	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com under the Investor Relations tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

Our Board currently has five committees – Audit Committee, Compensation Committee, Governance Committee, New Ventures Committee and the Strategic Long-Range Planning Committee – each of which is further described below.

Governance Committee

Members

                    Steven P. Rosenberg (Chair)*

                    Vahe A. Dombalagian

                    Donald G. Soderquist*

* Joined the Governance Committee on September 1, 2013.

Mr. Benjamin Chereskin was a member of the Governance Committee until August 31, 2013.

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

•	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;

•	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;

•	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;

•	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;

•	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;

•	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;

•	periodically reviewing and making recommendations regarding the composition and size of the Board;

•

periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;

•	annually recommending to the Board the chairpersons and members of each of the Board’s committees;

•	conducting an annual performance evaluation of the Governance Committee; and

•	reviewing and reassessing the adequacy of the Governance Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

Director Nominations

The Governance Committee considers candidates recommended by our stockholders. To recommend a candidate for election to the Board for the 2015 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);

•	the name, age, business and residential addresses of the stockholder’s nominee for director;

•

the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the Chief Executive Officer.

As provided in the Company’s Corporate Governance Guidelines, nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

Meetings: The Governance Committee held one (1) meeting during 2013.

Audit Committee

Members

                    Carlos M. Sepulveda (Chair)

                    Steven P. Rosenberg

                    Peter R. Ezersky

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Please refer to Mr. Sepulveda’s biography on page 17 under Item 1 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Audit Committee include the following:

•

assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	approving the report required by the SEC for inclusion in our annual proxy or information statement;

•	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;

•	approving audit and non-audit services to be performed by the independent registered public accountants;

•

establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and

•	performing such other functions as the Board may from time to time assign to the Audit Committee.

Further, the Board has delegated its authority to approve related party transactions to the Audit Committee.

Meetings: The Audit Committee held five (5) meetings and took action by written consent on two (2) occasions during 2013.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2013 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees to Deloitte for professional and other services rendered by them during fiscal years ended 2013 and 2012, respectively:

Fees	2013	2012
Audit	$2,100,993	$1,930,598
Audit Related	$-	$-
Tax(1)	$ 156,934	$ 262,320
Other	$-	$-
Total	$2,257,927	$2,192,918

(1) Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for the 2013 fiscal year. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 16, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2013 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chair)

Steven P. Rosenberg

Peter R. Ezersky

Compensation Committee

Members

                    Peter R. Ezersky (Chair)*

                    Vahe A. Dombalagian

                    Donald G. Soderquist*

                    Roger T. Staubach*

* Joined the Compensation Committee on September 1, 2013.

Mr. Benjamin Chereskin was a member of the Compensation Committee until August 31, 2013.

Each of the Compensation Committee members qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

•	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

•	reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level;

•	determining and approving the compensation of the other executive officers;

•

administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any changes with respect to and any modifications of such plans;

•	confirming the achievement of performance levels under the Company’s incentive compensation plans;

•	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•	developing a succession planning program for the Chief Executive Officer and senior management;

Meetings: The Compensation Committee held four (4) meetings and took action by written consent on five (5) occasions during 2013.

New Ventures Committee

Members

                    Lee Roy Mitchell (Chair)

                    Peter R. Ezersky

                    Enrique F. Senior

                    Raymond W. Syufy

Functions

The New Ventures Committee is governed by the Charter of the New Ventures Committee stating its responsibilities. The primary objective of the New Ventures Committee is to evaluate new development programs or business growth and diversification opportunities within established strategic plan targets and applicable regulatory boundaries.

Strategic Long-Range Planning Committee

Members

                    Benjamin D. Chereskin (Chair)

                    Enrique F. Senior

                    Carlos M. Sepulveda

                    Raymond W. Syufy

Functions

The Strategic Long-Range Planning Committee is governed by the Charter of the Strategic Long-Range Planning Committee stating its responsibilities. The primary purpose of the Strategic Long-Range Planning Committee is to establish a comprehensive strategic planning process and implementation for the Company.

DIRECTOR COMPENSATION

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, pursuant to which non-employee directors are compensated for their service to the Company. In September 2013, upon recommendations of the Compensation Committee, the Board adopted the Amended and Restated Non-Employee Director Compensation Policy (the “Amended Director Compensation Policy”). The purposes of the amendments were as follows:

1.	To add the compensation of the chairpersons of the Governance Committee, the Strategic Long-Range Planning Committee and the New Ventures Committee; and

2.	Permit a non-independent director to receive the annual restricted stock grant.

Only those members of the Board who are non-employee directors are eligible to receive compensation under the Amended Director Compensation Policy. Non-employee directors include any member of the Board who is (i) neither our employee nor an employee of any of our subsidiaries, and (ii) not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation for services as a Board member:

(a)	a base director retainer fee of $50,000;

(b)	additional cash retainer for the committee memberships as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$10,000	$ 5,000
Governance	$10,000	$ 5,000
Strategic Long-Range Planning	$10,000	$ 5,000
New Ventures	$10,000	$ 5,000

(c) annual grant of restricted stock valued at $100,000. All grants of restricted stock are made pursuant to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”). The number of shares of restricted stock to be issued is determined by dividing $100,000 by the closing price of Common Stock on the day prior to the grant date, rounded down to the nearest whole share. Subject to continued service to the Company through the vest date, the initial award and each annual award generally vest on the first anniversary of the grant date. However, the Compensation Committee, as the administrator of the Restated Incentive Plan, may modify the vest schedule of an award.

Annual cash retainer is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for expenses incurred for each Board meeting they attend.

Mr. Mitchell does not receive any compensation for his services as a director.

The following table sets forth summary information regarding the compensation of our directors for the 2013 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Benjamin D. Chereskin	62,500	101,915	3,619	168,034
Vahe A. Dombalagian	60,000	101,915	3,619	165,534(4)
Peter R. Ezersky	67,500	101,915	3,619	173,034
Steven P. Rosenberg	65,000	99,989	3,366	168,355
Enrique F. Senior	55,000	101,915	3,619	160,534
Carlos M. Sepulveda	72,500	101,915	3,619	178,034
Donald G. Soderquist	55,000	101,915	3,619	158,511
Roger T. Staubach	55,000	101,915	3,619	160,534
Raymond W. Syufy	55,000	99,156	793	154,949

(1)	Includes base director retainer fees and committee fees.

(2)

The aggregate grant date fair values were calculated based upon the closing price of the Company’s Common Stock on April 1, 2013 of $29.40 per share for Mr. Rosenberg, July 1, 2013 of $28.46 per share for Messers. Chereskin, Dombalagian, Ezersky, Senior, Sepulveda, Soderquist and Staubach and October 9, 2013 of $31.25 per share for Mr. Syufy. This calculation is in accordance with FASB ASC Topic 718.

See Note 18 to the Company’s 2013 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

At December 31, 2013 Mr. Rosenberg owned 3,401 shares of restricted stock, each of Messers. Chereskin, Dombalagian, Ezersky, Senior, Sepulveda, Staubach and Soderquist owned 3,581 shares of restricted stock and Mr. Syufy owned 3,173 shares of restricted stock.

(3)	The amounts reported are dividends paid during the 2013 fiscal year on the shares of unvested restricted stock.

(4)	Pursuant to the partnership agreement with his employer, Mr. Dombalagian remits his compensation to MDP.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief summary of the business experience of our named executive officers and certain other officers for whom we file reports under Section 16 of the Exchange Act:

Name	Age	Position
Lee Roy Mitchell	77	Chairman of the Board; Director
Tim Warner	69	Chief Executive Officer
Robert Copple	55	President; Chief Operating Officer; Chief Financial Officer; Treasurer
Valmir Fernandes	53	President-Cinemark International, L.L.C.
Michael Cavalier	47	Executive Vice President-General Counsel and Secretary
Tom Owens	57	Executive Vice President-Real Estate
Steve Bunnell	54	Executive Vice President-Global Content Programming

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of NCM, Inc. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing of the Company.

Tim Warner has served as Chief Executive Officer since January 2014. Mr. Warner has served as Chief Executive Officer and President from February 2012 until January 2014, President and Chief Operating Officer from December 2006 until February 2012, Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as President and Chief Operating Officer, Chief Financial Officer and Treasurer since January 2014. Mr. Copple has served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from January 2007 until January 2014, as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from August 2000 until January 2007 and as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche LLP where he was employed from 1982 until 1993.

Valmir Fernandes has served as President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as Executive Vice President-General Counsel since February 2014, as Senior Vice President-General Counsel from January 2006 until February 2014, as Vice President-General Counsel from August 1999 until January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as Executive Vice President-Real Estate since February 2014, as Senior Vice President-Real Estate since from January 2007 until February 2014, as Vice President-Development from December 2003 until January 2007 and as Director of Real Estate from April 2002 until December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Executive Vice President-Global Content Programming since February 2014, as Senior Vice President-Global Content Programming from June 2012 until February 2014 and Senior Vice President-Film Licensing from May 2009 until June 2012. From March 2006 until May 2009, Mr. Bunnell was Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A describes our executive compensation philosophy and the components of our compensation program, including information about how the 2013 fiscal year compensation for the named executive officers meets our compensation goals and is aligned with the Company’s 2013 fiscal year performance. The CD&A helps readers better understand the information found in the Summary Compensation Table and other accompanying tables located in this section of the proxy statement.

In 2013, our named executive officers were the following:

1.	Lee Roy Mitchell, Chairman of the Board and founder of the Company, with the Company since its inception in 1987;

2.	Tim Warner, Chief Executive Officer, with the Company for 18 years;

3.	Robert Copple, President, Chief Operating Officer, Chief Financial Officer and Treasurer, with the Company for 18 years;

4.	Valmir Fernandes, President of Cinemark International, L.L.C., with the Company for 17 years; and

5.	Michael Cavalier, Executive Vice-President, General Counsel and Secretary, with the Company for 21 years.

In this proxy statement, all members of management, including the named executive officers, are referred to as “executive officers”.

Executive Summary

Compensation Philosophy

Our compensation philosophy is to attract, motivate, reward and retain high caliber talent by providing market competitive pay aligned with Company and individual performance.

We observe the following principles in the design of our executive compensation program to meet our objectives:

•	Hire and retain top managers: Base salaries should be market competitive based on the skill and knowledge of the individual;

•	Pay for performance: A significant portion of the annual compensation should be subject to the Company achieving annual performance goals and each individual’s contribution to that performance;

•

Motivate and reward long-term growth and profitability: Motivate executives appropriately by minimizing incentives for imprudent risk taking while rewarding achievement of long-term business strategies that enhance stockholder value through continued growth and competitiveness; and

•	Provide limited perquisites: Perquisites for our executive officers should be minimized and limited to items that serve a reasonable business purpose.

Through our performance we have established ourselves as one of the industry leaders. We believe hiring, motivating and retaining one of the best executive management teams in the industry has given us the leadership that is required to achieve high performance levels. Headed by the Chairman of the Board and the founder of the Company, Lee Roy Mitchell, our executive management team brings experience and industry knowledge that is quite unique. Our named executive officers have made their careers in the movie-exhibition industry. Our management team has successfully navigated us through many industry and economic cycles. At Cinemark, we view our employees as an “investment” for the future. We invest in our employees for future opportunity to deliver more value to our stockholders and patrons.

Key Governance Features of Executive Compensation

•

Change-in-Control Policy: The change-in-control payment provision in the employment agreements of the executive officers is subject to a “double trigger”. In the event of a change-in-control, compensation and benefits vest only if the executive officer’s employment is involuntarily terminated, without cause, or where a participant terminates employment for good reason, within one year of the change-in-control event. There is no “golden parachute” excise tax gross-up in the event of a change-in-control.

There is no change-in-control provision in Mr. Mitchell’s employment agreement.

•	Deferred Compensation and Pension Plans: We do not have any deferred compensation or pension plans.

•	Bonus Cap: Annual cash incentive bonus payments capped at the lesser of 200% of annual base salary or $3 million.

•

Securities Trading Policy: Pursuant to our Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (“Supplemental Insider Trading Policy”), our named executive officers and certain other persons are prohibited from engaging in short sales of Company securities or engaging in purchases or sales of puts, calls or other derivative securities with respect to Company securities. This prohibition is based on our belief that such transactions focus attention on the Company’s short-term performance rather than its long-term objectives.

The Supplemental Insider Trading Policy also prohibits certain forms of hedging transactions, such as zero-cost collars and forward sale contracts. Such hedging does not expose the person hedging to the full risks of stock ownership.

The named executive officers and certain other persons also cannot hold Company securities in a margin account or pledge Company securities as collateral for a loan (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities).

Consideration of Say-on-Pay Voting Results

At the 2011 annual meeting, the Board recommended and the majority of the stockholders approved an annual ‘Say-on-Pay’ vote. Therefore, we have held annual ‘Say-on-Pay’ votes and our executive compensation program has consistently received strong support of our stockholders. At the 2013 Annual Meeting, our executive compensation program garnered the support of approximately 94% of the stockholders who voted either in person or via proxy at the 2013 Annual Meeting. Given the strong stockholder support of our executive compensation program, the Compensation Committee did not make any changes to the design of our executive compensation program for the 2013 fiscal year.

Company Performance Highlights in 2013

Our Company accomplished a great deal in 2013, illustrating the depth, talent and dedication of our team led by our executive officers. During the 2013 fiscal year Cinemark’s worldwide attendance set a new all-time high of 276.6 million patrons, an increase of 4.9% from 2012. We leveraged the attendance increase while simultaneously managing costs resulting in an all-time high Adjusted EBITDA of $625.3 million4. Our full-year box office growth of 8.0% over-indexed the estimated North American industry by 700 basis points.

4 Reconciliations of non-GAAP financial measures are provided in footnote 22 on page F-39 of the 2013 Form 10-K.

Some of the key indicators of the Company’s financial health and performance over the one- year, three- year and five- year fiscal periods are as follows:

Revenue:

The Company’s revenues for the year ended December 31, 2013 increased approximately 8.5% to $2,682.9 million from $2,473.5 million for the year ended December 31, 2012, approximately 17.7% from $2,279.6 million for the year ended December 31, 2011 and approximately 35.7% from $1,976.5 million for the year ended December 31, 2009.

Net Income:

Net income attributable to Cinemark Holdings, Inc. for the year ended December 31, 2013 was $148.5 million, which included a pre-tax loss on early retirement of debt of $72.3 million, compared to $168.9 million for the year ended December 31, 2012. Net income attributable to Cinemark Holdings, Inc. increased by approximately 13.7% to $148.5 million for the year ended December 31, 2013 from $130.6 million for the year ended December 31, 2011 and by approximately 52.9% from $97.1 million for the year ended December 31, 2009.

Earnings Per Share:

Diluted earnings per share for the year ended December 31, 2013 was $1.28 compared to $1.47 for the year ended December 31, 2012 due to a pre-tax loss on early retirement of debt of $72.3 million. Diluted earnings per share increased by approximately 12.3% from $1.14 for the year ended December 31, 2011 and by approximately 47.1% from $0.87 for the year ended December 31, 2009.

Cash and Cash Equivalents:

Cash and cash equivalents of the Company as of December 31, 2013 was $599.9 million compared to $742.7 million as of December 31, 2012. The decrease in cash in the 2013 fiscal year primarily resulted from the acquisition of the ‘Rave’ and ‘Signature’ branded theatres for approximately $236.9 million and $22.4 million respectively, partially offset by the proceeds of the sale of our Mexican operations for approximately $126.2 million. Over the three- year and five- year periods, cash and cash equivalents of the Company increased by approximately 15.1% to $599.9 million for the year ended December 31, 2013 from $521.4 million for the year ended December 31, 2011 and by approximately 37% from $437.9 million for the year ended December 31, 2009.

Overall, during the 2013 fiscal year, the Company continued its accretive and organic growth and increasing stockholder value. Some of the highlights of the Company’s growth during the 2013 fiscal year are as follows:

•	Acquisition of the 32 Rave branded theatres which would rank as the 7th largest circuit in the US;

•	Opening of 23 new build theatres and 196 screens worldwide, equivalent to about the 20th largest North American circuit;

•	Expanding our premium large format Extreme Digital (XD) screen footprint with an additional 47 screens worldwide, recognizing 46% growth in one year;

•	Digitizing 86% of our international screens; and

•	Laying the groundwork for alternative content expansion with the rollout of satellite delivery platform through Digital Cinema Distribution Coalition.

•	Spin-off of the Fathom business unit of NCM, Inc. into a joint venture for continued development and enhancement of alternative content.

Performance Graph

The Company’s financial performance relative to its peers has been very strong over the past five years. The Company’s TSR (with dividends reinvested) for the one- year, cumulative three- year and cumulative five- year period are at 31.8%, 109.6% and 405.8% respectively.

We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the “performance peer group”). Our performance peer group includes the three publicly-held companies (from 2009 through December 31, 2013) in our industry, namely, Regal Entertainment Group (RGC), Carmike (CKEC) and IMAX Corporation (IMAX). While AMC Entertainment Holdings, Inc. (AMC) is currently a publicly-held company, its data was not available for the period 2009 to 2013 since it became public in December 2013. Hence, AMC was not included in the performance peer group. We believe that this peer group is an appropriate benchmark for evaluating our fiscal performance since we directly compete with these companies for business and investor capital. The Company’s cumulative total return between 2009 and 2013 as compared to the performance peer group and S&P 500 is presented below.

Compensation Highlights for 2013 for the Named Executive Officers

The highlights of the compensation of the named executive officers for 2013 are as follows:

Annual Base Salary:

•	The annual base salaries of the named executive officers increased by 1% from their respective 2012 annual base salaries.

See Summary Compensation Table for 2013 on page 48 for further detail regarding annual base salaries of the named executive officers.

Annual Cash Incentive Bonus:

•

For the 2013 fiscal year, the target annual cash incentive bonus opportunities of Messers. Mitchell, Warner and Copple were 100% and that of Messers. Fernandes and Cavalier 75% of their respective annual base salaries.

•

In February 2013, the Compensation Committee established the target annual cash incentive bonus opportunity for the 2013 fiscal year at Adjusted EBITDA of $557.1 million, a 2% increase over our 2012 results. The below table provides the performance targets established by the Compensation Committee for 2013:

Year	Adjusted EBITDA Levels (in millions)
	Minimum	Target	Maximum
2013	$501.4	$557.1	$585.0

The Adjusted EBITDA achieved by the Company in 2013 was $625.3 million5. Consequently, the named executive officers and the participants to the Bonus Plan received the annual cash incentive bonus for 2013 at the maximum level, which is 133.33% of their respective target annual cash incentive bonus opportunity.

See Summary Compensation Table for 2013 on page 48 and Grants of Plan-Based Awards in 2013 on page 51 for further detail regarding the annual cash incentive bonus granted to the named executive officers for the 2013 fiscal year.

Equity Awards:

The Restated Incentive Plan provides for the award of both time-based and performance-based equity grants. The Compensation Committee has determined that time-based equity awards is an appropriate vehicle for retention of executive management and rewarding performance over the short-term while performance-based equity awards provide a strong link to motivation for sustained performance. As discussed in greater detail in the section Design of the Executive Compensation Program – Equity Incentive Compensation, every year the Compensation Committee makes a determination of the appropriate mix of time-based and performance-based compensation elements in light of the strategic plans and goals for the current and forthcoming years to balance the objectives of our executive compensation program.

In 2013, the time-based and performance-based awards were granted as a 50/50 mix at the target level with the value of the potential maximum level of performance-based equity grant at 150% of the value of the time-based equity grant. This distribution of equity grants is consistent with our compensation philosophy to motivate our executive officers to increase stockholder value over the term long term while still providing incentive for continuity and short-term performance.

5 Reconciliations of non-GAAP financial measures are provided in footnote 22 on page F-39 of the 2013 Form 10-K.

The following table provides the grant date fair values of the target level of restricted stock and maximum level of performance-based awards (in the form of restricted stock units) made to each of the named executive officers on March 29, 2013 (the “2013 Grant”).

Name	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Performance Award (in the form of Restricted Stock Units) (Maximum Vesting)
Tim Warner	$500,716	$751,073
Robert Copple	$286,127	$429,176
Valmir Fernandes	$225,363	$338,030
Michael Cavalier	$207,287	$310,916

The time-based restricted stock granted to Messers. Copple, Fernandes and Cavalier shall vest, subject to continued employment through the vest dates, 50% in March 2015 and the remaining 50% in March 2017. The restricted stock granted to Mr. Warner shall vest equally over the term of three years from March 2014 to March 2016.

The payout of the performance awards (in the form of restricted stock units) is subject to the achievement by the Company of an IRR set by the Compensation Committee for the three-year performance period from January 1, 2013 to December 31, 2015 and continued employment until March 2017. However, Mr. Warner does not have to fulfill the additional service requirement if his employment agreement expires on April 1, 2016.

See Grants of Plan-Based Awards in 2013 table on page 51 for further detail regarding the equity awards granted to the named executive officers in 2013.

Similar to previous years, no equity award was granted to Mr. Mitchell as the Compensation Committee determined that Mr. Mitchell has substantial equity stake in the Company, which, as of the Record Date, is approximately 5% (excluding The Mitchell Special Trust).

The Process of Setting Executive Compensation

How Do We Set Executive Compensation?

Compensation Committee. The Compensation Committee is responsible for:

•	establishing, evaluating and overseeing the Company’s compensation program;

•	determining the compensation of each of the named executive officers;

•	determining the compensation of the other executive officers and other senior officers as it deems appropriate;

•

establishing certain business criteria and performance targets relevant to the compensation of the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity and non-equity based compensation.

The Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation of the named executive officers (other than the Chief Executive Officer) and the other executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from the compensation consultants.

The Compensation Committee determines the level of annual cash incentive bonus and equity incentive compensation during the first quarter of a fiscal year.

If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the Chief Executive Officer and certain other executive officers prior to its implementation. While the Compensation Committee may consider input provided by the Board, the decisions regarding annual cash incentive bonus and equity incentive compensation are made solely by the Compensation Committee.

Compensation Consultant. The Compensation Committee has the sole authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers. None of our executive officers are involved in the Compensation Committee’s determination of their own compensation. Typically, the compensation consultant makes recommendations regarding the design of the Company’s executive compensation program and individual compensation levels of the named executive officers. Such recommendations are based on market analyses data, peer company compensation data and other published sources.

From 2007 to 2013, the Compensation Committee has authorized Company management to engage Longnecker & Associates (“L&A”) as the outside compensation consultant.

In 2013, the Compensation Committee adopted enhanced independence standards for outside consultants that mirror the NYSE listing standards which establishes an assessment framework to confirm and report on a consultant’s independence. In light of the new NYSE listing standards, the Compensation Committee evaluated the independence of L&A. In connection with this process, the Compensation Committee has reviewed, among other items, a questionnaire executed by L&A addressing its independence and that of the members of the consulting team, including the following factors: (i) other services provided to the Company by L&A, (ii) fees paid by the Company as a percentage of L&A’s total revenue, (iii) policies or procedures of L&A that are designed to prevent conflicts of interest, (iv) any business or personal relationships between any of the members of the consulting team and a member of the Compensation Committee or any of the Company’s executive officers, and (v) any Company stock owned by any of the members of the consulting team or any immediate family member. Based upon this review, the Compensation Committee concluded that the work performed by L&A and the members of the consulting team involved in the engagement did not raise any conflict of interest.

In November 2013, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as the executive compensation consultant. The Compensation Committee reviewed the nature of its relationship with respect to the independence of Pay Governance using the same questionnaire and factors described above and concluded that the engagement of Pay Governance did not raise any conflict of interest. In November 2013 Pay Governance advised the Compensation Committee regarding Mr. Warner’s Second Amended Agreement and Mr. Copple’s Amended and Restated Employment Agreement effective January 21, 2014 (the “Restated Employment Agreement”), and market competitive pay levels for other named executive officers for the 2014 fiscal year.

Role of the Chief Executive Officer. In making compensation decisions for executive officers, the Compensation Committee solicits the views of our Chief Executive Officer and the compensation consultant. The Chief Executive Officer is not present during Compensation Committee meetings and does not make recommendations to the Compensation Committee about his own compensation.

Design of the Executive Compensation Program

The design of our executive compensation is simple and is consistent with the compensation structure in our industry:

•	annual base salary;

•	time-based equity award vesting over a four-year period;

•	annual performance-based cash incentive bonus;

•	performance-based equity award vesting after a performance period and an additional year of employment; and

•	limited perquisites.

Annual base salary is the only fixed component of the summary compensation of an executive as its value is not subject to Company performance or fluctuation in the price of our Common Stock. Annual cash incentive bonus and equity awards are the variable components of compensation. We believe the distribution between fixed and variable components offers a competitive compensation program while appropriately mitigating risk.

Base Salary

The annual base salary represents minimum payment for a satisfactory level of individual performance for the duration of employment with the Company. The Compensation Committee seeks to keep annual base salary competitive to help attract and retain qualified executives. Annual base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer compensation data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

However, the Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

As of December 31, 2013, the Company had employment agreements with certain executive officers – Messers. Mitchell, Warner, Copple, Cavalier, Fernandes, Bunnell and Carmony. Under the employment agreements, the annual base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

Annual Cash Incentive Bonus

At the 2013 Annual Meeting, the stockholders re-approved the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) pursuant to which the Company pays a performance-based annual cash incentive bonus. In setting total compensation, the Compensation Committee considers an annual cash incentive bonus to be an important tool in motivating and rewarding performance over the short-term. The objective of the Bonus Plan is to make annual cash incentive bonus payouts to participants to the Bonus Plan based on the achievement by the Company of pre-established performance metrics during the fiscal year. However, while the annual cash incentive bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial risks of the Company. Consequently, annual cash incentive bonus percentages are commensurate with the participant’s position and potential impact on the Company’s performance. As such, the named executive officers and certain other executive officers have a higher target annual cash incentive bonus opportunity as compared to other participants. The Compensation Committee has determined that the positions of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer have the greatest management and oversight responsibilities in directing the Company’s growth. Consequently, the Compensation Committee deems it appropriate to incentivize the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer by apportioning a higher percentage of their annual base salary as the target annual cash incentive bonus opportunity as compared to the other named executive officers.

The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. During the first quarter of the fiscal year, the Compensation Committee approves the range of potential payouts as percentage of target (33%, 100% and 133%), at a threshold, target and maximum level of annual cash incentive bonus for the participants to the Bonus Plan. The target annual cash incentive bonus amount is generally set at a percentage of the participant’s annual base salary although the Compensation Committee may take into account other factors deemed relevant, such as the individual’s performance and contributions outside of the quantitative targets and recommendations from the Chief Executive Officer (except for target annual cash incentive bonus amounts for himself).

Each participant under the Bonus Plan is entitled to receive a ratable portion of his target annual cash incentive bonus based upon the Company’s level of achievement of the performance metric. The actual amount of annual cash incentive bonuses paid, if any, may result in an annual cash incentive bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

Under the Bonus Plan, the maximum annual cash incentive bonus amount of a named executive officer is capped at the lesser of 200% of such named executive officer’s annual base salary or $3 million.

(2) Setting the Performance Target. During the first quarter of each fiscal year, the Compensation Committee establishes the performance target of the Company for the year. The performance target may include factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3) Measuring Performance. Prior to making any payments under the Bonus Plan, the Compensation Committee certifies whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the annual cash incentive bonus (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including to reduce the amount of the annual cash incentive bonus at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot adjust upwards the cash incentive compensation payable to a named executive officer or waive the achievement of a performance target requirement for a named executive officer except in the case of the death or disability of the executive or a change-in-control of the Company.

Equity Incentive Compensation

At the 2013 Annual Meeting, the stockholders re-approved the Restated Incentive Plan pursuant to which the Compensation Committee annually awards time-based and performance-based equity compensation. Time-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Long-term performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders.

Pursuant to the Restated Incentive Plan, restricted stock and performance awards (in the form of restricted stock units) have been granted annually to eligible employees, including the named executive officers. Typically, grants to all eligible employees, including the named executive officers, are made on the same day (within the first 90 days of the fiscal quarter).

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that restricted stock and performance awards are a superior vehicle of incentive compensation than stock options by allowing our executives to benefit from our dividend policy.

The Compensation Committee determines the split between time-based and performance-based awards based upon various factors such as Company’s performance with respect to its industry competitors, leadership and contribution of individual executive officers and the nature of the economic environment. Generally, the value of the target level of performance-based awards is close to the value of the time-based restricted stock award with the maximum potential of the performance-based awards at 150% of the value of the time-based restricted stock award. In certain years the Compensation Committee has adjusted the percentage split of the performance-based and time-based equity awards to appropriately incentivize and motivate the executive officers in response to Company performance and targeted goals.

Restricted Stock. Generally, restricted stock is awarded to eligible employees annually as a retention incentive. Periodic awards of restricted stock can also be made at the discretion of the Compensation Committee and such periodic awards have been made in certain limited instances to attract executive talent. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to some adjustment based on the individual employee’s performance during the previous fiscal year. All participants to the Restated Incentive Plan are eligible to receive restricted stock. Restricted stock granted under the Restated Incentive Plan typically vests 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. The restricted stock granted to Mr. Warner since 2012 vests in equal amounts over a three-year vest period. Restricted stock awards granted to Mr. Warner in years prior to 2012 remain subject to the four year vesting similar to that of other executive officers.

Recipients of restricted stock awards are permitted to:

(i) receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii) to vote such Common Stock during the restriction period.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the named executive officers and certain executive officers who have a significant impact on the Company’s long-term performance are eligible to receive performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if performance award is in the form of restricted stock unit) or shall vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for the year. Common Stock received upon attainment of the performance goals under a restricted stock unit award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be paid to the recipient when the established vesting conditions are satisfied.

Since 2008, the performance goal has been based on an implied equity value concept that determines an internal rate of return (“IRR”) during a three fiscal year performance period. The implied equity value is based on a valuation formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments) and other factors. Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum payment opportunity equal to 150% of the individual’s target opportunity. The targets for the current fiscal year are established in writing by the Compensation Committee in the first quarter of the fiscal year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR and is further subject to the discretion of the Compensation Committee. If at the end of the performance period the Compensation Committee determines that the performance target has been met, the shares of Common Stock subject to each performance award shall be further subject to a one year time-based vesting restriction contingent upon the employee’s continued service.

The following table sets forth the various IRR percentages and the number of corresponding performance shares that can be earned by each eligible participant:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
Target	IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

Payout is prorated for performance between threshold and target and between target and maximum. If the IRR for the three-year period is at least 8.5%, which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the three-year period is at least 10.5%, which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the three-year period is at least 12.5%, which is the maximum, at least 100% of the restricted stock units vest. Further, as an example, if the Company achieves an IRR equal to 11.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($17,500 for 2013, $17,000 for 2012 and $16,500 for 2011). In 2013, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by Section 402(g) of the Code. In 2013, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Mix of Compensation Elements

The mix of fixed and performance-based components of the 2013 summary compensation of each of the named executive officers for 2013 were as follows:

Name	Fixed (annual base salary)	Variable (annual cash incentive bonus, grant date fair market value of annual time-based equity grant and performance-based equity grant at maximum level)
Lee Roy Mitchell[6]	42%	57%
Tim Warner	24%	75%
Robert Copple	26%	73%
Valmir Fernandes	27%	72%
Mike Cavalier	29%	70%

Below is a graphical presentation of the components of the summary compensation for the 2013 fiscal year for each named executive officer.

6 As in previous years, there was no equity compensation granted to Mr. Mitchell because of his substantial equity ownership in the Company of approximately 5% (excluding The Mitchell Special Trust), as of the Record Date.

Competitive Positioning

We compete with a peer group of companies (referred here as the “compensation peer group”) for executive level talent. To attract, retain and motivate the highest caliber executive management who are critical to our long-term success, the Compensation Committee believes their compensation should be aligned to similarly situated executives within our compensation peer group. To determine the competitiveness of our compensation, the Compensation Committee annually reviews our compensation peer group data provided by our compensation consultant. Typically, L&A has provided compensation data for the 25th, 50th and 75th percentiles for each component of compensation and total compensation for individual named executive officers. The Compensation Committee uses the data for information purposes and does not target a specific percentile of compensation for any named executive officer.

For purposes of executive compensation for the 2013 fiscal year, the selection criteria of the peer group was a combination of various factors such as revenue levels, total assets, market capitalization, business models that are particularly relevant to Cinemark’s growth in the past five years and its continued strategic expansion in the international markets, which is considered in the industry to be an increasingly important component of the overall box office revenues. Based upon that assessment the following companies within the leisure, hospitality and entertainment services industry comprised our compensation peer group:

Carmike Cinemas, Inc.	Netflix, Inc.
Chipotle Mexican Grill, Inc.	Panera Bread Co.
DreamWorks Animation SKG, Inc.	Regal Entertainment Group
IMAX Corporation	Sirius XM Radio Inc.
Lion Gate Entertainment Corp.	Wynn Resorts Ltd.

L&A compiled compensation data for the compensation peer group from a variety of sources, including proxy statements for 2012, public filings and other published survey sources.

Tax Considerations

The Compensation Committee considers the tax impact to the Company when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the named executive officers may not be deductible by the Company due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees”- the Chief Executive Officer and each of the three most highly paid officers (other than our Chief Financial Officer)- is $1 million. Elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

In structuring the compensation programs that apply to the covered employees, we considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The performance awards are intended to qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, annual cash incentive bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to annual cash incentive bonuses and performance awards, the Company has also granted, and may continue to grant, time-based restricted stock awards to covered employees that are not intended to be performance-based compensation and will count against the $1 million compensation deduction limit. In 2013, only Mr. Warner recognized compensation in excess of $1 million upon vesting of the restricted stock granted in three previous years - 2009, 2011 and 2012- that was not performance-based and, in part, is not deductible by the Company under Section 162(m) of the Code.

While the Compensation Committee has taken into account the potential application of Section 162(m) of the Code on compensation decisions and the Company generally seeks to ensure the deductibility of the incentive compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of the Company. Therefore, not all incentive compensation awards may be fully deductible by the Company. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that the Company intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that all elements of compensation discussed in this proxy statement will in fact be deductible.

Compensation Risk Assessment

The Compensation Committee reviews, approves and certifies the design, goals and payouts under the Bonus Plan and the Restated Incentive Plan. The Compensation Committee monitors whether the Company’s compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	The Company’s performance metrics are established within the first 90 days of the fiscal year;

•	A mix of cash and equity awards with emphasis on equity;

•	Annual cash incentive tied to Company’s overall annual performance and measured against a pre-established objective business criteria;

•	Equity compensation split between long-term and short-term, to balance retention and reward for short-term performance with motivation to increase long-term stockholder value;

•	Equity compensation vesting is multi-year time-based and performance-based (with overlapping performance periods);

•	Compensation Committee has discretion to reduce but may not adjust upward or waive achievement of performance targets for the annual cash incentive award;

•	The Bonus Plan caps the annual cash incentive award payouts at the lesser of 200% of annual base salary or $3 million;

•	Certain hedging transactions by named executive officers are prohibited;

•	Double trigger for involuntary termination of employment upon change-in-control; and

•	No change-in-control provision in Mr. Mitchell’s employment agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2013 Form 10-K and the Board has approved the recommendation.

Respectfully submitted,

Peter R. Ezersky (Chair)

Vahe A. Dombalagian

Donald G. Soderquist

Roger T. Staubach

Summary Compensation Table for 2013

The following table sets forth summary information concerning the total compensation earned by our named executive officers for each of the last three completed fiscal years. Mr. Cavalier was not a named executive officer in 2011 and hence his compensation for 2011 has been omitted pursuant to the rules of the SEC.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lee Roy Mitchell	2013	860,094	-	1,146,763	14,275	2,021,132
Chairman of the Board	2012	851,758	-	1,135,409	114,449	2,101,616
	2011	834,880	-	1,069,064	114,114	2,018,058

Tim Warner	2013	707,000	1,001,381	942,643	238,535	2,889,559
Chief Executive Officer	2012	700,000	2,129,704	933,310	207,655	3,970,669
	2011	464,455	490,832	446,051	111,210	1,512,548

Robert Copple	2013	505,000	572,216	673,316	240,864	1,991,396
President & Chief Operating Officer and Chief Financial Officer	2012	500,000	1,639,799	666,650	198,929	3,005,378
	2011	437,134	461,962	419,813	112,358	1,431,267

Valmir Fernandes	2013	367,781	450,694	397,771	188,396	1,404,642
President – Cinemark International	2012	364,140	1,410,722	364,131	166,173	2,305,166
	2011	357,000	409,001	379,328	120,999	1,266,328

Michael Cavalier	2013	365,898	414,544	365,889	196,471	1,342,802
Executive Vice President – General Counsel & Secretary	2012	362,275	1,373,606	362,266	164,342	2,262,489

(1)

See Design of the Executive Compensation Program – Base Salary on page 41 for a discussion of how the annual base salary is determined. See Mix of Compensation Elements on page 45 for the percentage of total compensation for the 2013 fiscal year as annual base salary for each named executive officer.

(2)

The reported amounts reflect the aggregate grant date fair values of the equity awards, as restricted stock and performance awards (in the form of restricted stock units), granted during the 2013, 2012 and 2011 fiscal years, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 18 to the Company’s 2013 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these equity awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The grant date fair values were calculated based upon the closing price of the Company’s Common Stock on March 28, 2013 of $29.44, March 8, 2012 of $21.63 and March 31, 2011 of $19.35 per share. Pursuant to the rules of the SEC, the target level of payment was assumed as the most probable outcome for the performance awards.

The table below provides the grant date fair values of the performance awards (in the form of restricted stock units) at the maximum level of payment at the grant dates in 2013, 2012 and 2011:

Name	2013	2012	2011
Tim Warner	$751,073	$764,794	$348,319
Robert Copple	$429,176	$436,991	$327,828
Valmir Fernandes	$338,030	$344,458	$290,250
Michael Cavalier	$310,916	$316,620	$ -

On February 26, 2014, the Compensation Committee certified the level of IRR achieved by the Company for the three-year performance period from January 1, 2011 to December 31, 2013. Accordingly, the performance awards (in the form of restricted stock units) that were granted to Messers. Warner, Copple, Fernandes and Cavalier on March 31, 2011 (the “2011 Grant”), shall vest at the maximum amounts subject to continuous employment of the named executive officer until March 31, 2015. The terms of the restricted stock and performance awards are discussed in more detail under Compensation Discussion and Analysis and the footnote disclosures to the Grants of Plan-Based Awards in 2013 table.

(3)

The reported amounts are the annual cash incentive bonuses earned by the named executive officers for the 2013, 2012 and 2011 fiscal years. Pursuant to the Bonus Plan, the annual cash incentive bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The annual cash incentive bonuses for the 2013 fiscal year were paid on February 28, 2014, for the 2012 fiscal year paid on February 21, 2013 and for the 2011 fiscal year paid on February 24, 2012. Mr. Fernandes’s annual cash incentive bonus was calculated based on the average of worldwide EBITDA and international EBITDA performances and his expatriate allowance was included in his annual base salary. See Design of the Executive Compensation Program – Annual Cash Incentive Bonus beginning on page 41 for a discussion of the amount of annual cash incentive bonus paid in proportion to total compensation. See Mix of Compensation Elements on page 45 for the percentage of total compensation for the 2013 fiscal year as annual cash incentive bonus for each named executive officer.

(4)	The compensation reported in this column includes the following:

Name	Fiscal Year	Company Matching Contributions to 401(k) Savings Plan	Life, Group and Disability Insurance Premiums Paid by Company	Dividends Paid on Restricted Stock and Vested RSU(3)	Other
Lee Roy Mitchell	2013	$13,387	$ 888	-
	2012	$13,125	$101,324(1)	-	-
	2011	$12,863	$101,252(1)	-	-
Tim Warner	2013	$13,387	$ 3,430	$221,718
	2012	$13,125	$ 4,242	$190,288	-
	2011	$12,863	$ 3,963	$ 94,385	-
Robert Copple	2013	$13,387	$ 6,989	$215,205	$5,283(4)
	2012	$13,125	$ 4,498	$176,023	$5,283(4)
	2011	$12,863	$ 7,370(2)	$ 92,126	-
Valmir Fernandes	2013	$13,387	$ 3,162	$141,847	$30,000(5)
	2012	$13,125	$ 4,923	$118,125	$30,000(5)
	2011	$12,863	$ 4,631	$ 73,506	$30,000(5)
Michael Cavalier	2013	$13,387	$ 4,841	$178,243	-
	2012	$13,125	$ 4,919	$146,278	$ 20(6)

(1)	Includes $1,436 paid by the Company for Medicare taxes attributed to life insurance policy purchased for Mr. Mitchell.

(2)	Includes $25 paid by the Company as premium for Mr. Coppell’s medical insurance.

(3)

Includes dividends paid on all outstanding restricted stock and the dividends paid on the performance awards (in the form of restricted stock units) at the time of issuance of the underlying Common Stock. The performance awards (in the form of restricted stock units) granted in 2009 vested and the underlying Common Stock were issued on March 27, 2013.

(4)

Includes $12.91 for 2012 and 2013 paid by the Company for Medicare taxes attributed to life insurance policy purchased for Mr. Coppell and $5,270 for 2012 and 2013 paid by the Company as premium for Mr. Coppell’s medical insurance.

(5)	Expatriate allowance pursuant to Mr. Fernandes’s employment agreement.

(6)	The reported amount was paid by the Company for Medicare taxes attributed to life insurance policy purchased for Mr. Cavalier.

For a narrative description of the amounts reported in the Summary Compensation Table for 2013, see Design of the Executive Compensation Program for a discussion of the various elements of compensation, the material terms of equity awards, including a general description of the formula or criteria to be applied in determining the amounts payable and the vesting schedule, Grants of Plan-Based Awards in 2013 table for details of the 2013 Grant and Summary of Employment Agreements with Our Named Executive Officers for a discussion of the material terms of each named executive officer’s employment agreement.

Grants of Plan-Based Awards in 2013

The following table specifies the grants of awards made under the Restated Incentive Plan and the Bonus Plan to the named executive officers during and with respect to the 2013 fiscal year.

Name	Grant Dates	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock Awards(5)
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Lee Roy Mitchell	2/28/14	2/26/14	$286,669	$860,094	$1,146,763	-	-	-	-	-
Tim Warner	2/28/14	2/26/14	$235,643	$707,000	$942,643
	3/29/13	3/28/13				8,503	17,006	25,512
	3/29/13	3/28/13							17,008	1,001,381
Robert Copple	2/28/14	2/26/14	$168,317	$505,000	$673,316
	3/29/13	3/28/13				4,859	9,718	14,578
	3/29/13	3/28/13							9,719	572,216
Valmir Fernandes	2/28/14	2/26/14	$99,435	$298,336	$397,771
	3/29/13	3/28/13				3,827	7,654	11,482
	3/29/13	3/28/13							7,655	450,694
Michael Cavalier	2/28/14	2/26/14	$91,465	$274,424	$365,889
	3/29/13	3/28/13				3,520	7,040	10,561
	3/29/13	3/28/13							7,041	414,544

(1)	The dates the Compensation Committee approved the grants.

(2)

See Design of the Executive Compensation Program – Annual Cash Incentive Bonus beginning on page 41 for a description of the annual cash incentive bonus process under the Bonus Plan. See Mix of Compensation Elements on page 45 for the percentage of total compensation for the 2013 fiscal year as annual cash incentive bonus for each named executive officer. See Summary Compensation Table for 2013 on page 48 for the actual annual cash incentive bonus amounts paid to each named executive officer for the 2013 fiscal year.

(3)

On March 29, 2013, the Compensation Committee granted performance awards (in the form of restricted stock units) for an aggregate maximum of 62,133 hypothetical shares of restricted stock to the named executive officers, except Mr. Mitchell. The number of shares underlying each performance award was determined in part by reference to the closing price of the Common Stock on March 28, 2013 of $29.44 per share.

The performance target underlying the performance awards (in the form of restricted stock units), has a threshold, target and maximum level of payment opportunity. The maximum payment opportunity is equal to 150% of the named executive officer’s target opportunity based upon the IRR achieved over the three-year performance period from January 1, 2013 to December 31, 2015. At the end of the three-year performance period, the Compensation Committee shall certify the IRR achieved by the Company which shall determine the number of performance awards (in the form of restricted stock units) that shall vest for each named executive officer, subject to continuous employment through March 28, 2017.

Pursuant to the Second Amended Agreement, if the term expires on April 1, 2016, Mr. Warner shall not be required to fulfill the additional employment requirement until March 2017.

Holders of performance awards receive dividends that are attributable to the underlying Common Stock, to the extent declared by our Board and at the same rate paid to other stockholders, at the time the performance awards vest and the underlying Common Stock is issued. The current dividend rate is $0.25 per share of Common Stock. See Compensation Discussion and Analysis for a discussion of the terms of the performance awards.

(4)

As part of the 2013 Grant, the Compensation Committee also approved, under the terms of the Restated Incentive Plan, an aggregate of 41,423 shares of restricted stock to our named executive officers, except Mr. Mitchell. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on March 28, 2013 of $29.44 per share.

For Messers. Copple, Fernandes and Cavalier, the restricted stock shall vest as follows, subject to continued employment through the vest dates: 50% on March 29, 2015 and the remaining 50% on March 29, 2017. The restricted stock awarded to Mr. Warner under the 2013 Grant shall vest equally on March 29, 2014, March 29, 2015 and March 29, 2016.

Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.25 per share of Common Stock. See Compensation Discussion and Analysis for a discussion of the terms of the restricted stock.

(5)

The aggregate grant date fair values of restricted stock and performance awards (in the form of restricted stock units) were determined using the closing price of the Common Stock on March 28, 2013 of $29.44 per share. The aggregate grant date fair values of performance awards were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 18 to the Company’s 2013 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2013, see Design of the Executive Compensation Program for a discussion of the various elements of compensation, the material terms of equity awards, including a general description of the formula or criteria to be applied in determining the amounts payable and the vesting schedule and Summary of Employment Agreements with Our Named Executive Officers for a discussion of the material terms of each named executive officer’s employment agreement.

Outstanding Equity Awards at December 31, 2013

The following table lists the restricted stock and performance awards (in the form of restricted stock units) for each named executive officer outstanding as of December 31, 2013. There were no stock options outstanding for any named executive officer as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(10)
Lee Roy Mitchell	-	-	-	-

Tim Warner	17,008(1)	$ 566,877	17,006(8)	$566,810
	49,928(2)	$1,664,100	11,785(9)	$392,794
	6,683(3)	$ 222,744
	39,541(4)	$1,317,902
	68,620(5)	$2,287,105
	18,001(6)	$ 599,973

Robert Copple	9,719(1)	$ 323,934	9,718(8)	$323,901
	62,344(2)	$2,077,926	6,734(9)	$224,444
	6,290(3)	$ 209,646
	39,175(4)	$1,305,703
	67,524(5)	$2,250,575
	16,942(6)	$ 564,677

Valmir Fernandes	7,655(1)	$ 255,141	7,654(8)	$255,108
	54,605(2)	$1,819,985	5,308(9)	$176,916
	5,569(3)	$ 185,615
	33,104(4)	$1,103,356
	56,811(5)	$1,893,551
	15,000(6)	$ 499,950

Michael Cavalier	7,041(1)	$ 234,677	7,040(8)	$234,643
	53,747(2)	$1,791,388	4,879(9)	$162,617
	5,111(3)	$ 170,350
	33,080(4)	$1,102,556
	56,739(5)	$1,891,111
	13,765(6)	$ 458,787

(1)	The reported numbers represent the number of shares of restricted stock awarded under the 2013 Grant.

For Messers. Copple, Fernandes and Cavalier, the restricted stock vest as follows, subject to continued employment through the vest dates: 50% on March 29, 2015 and the remaining 50% on March 29, 2017.

Mr. Warner’s 2013 Grant vests equally on March 29, 2014, March 29, 2015 and March 29, 2016.

(2)

The reported numbers represent the number of shares of restricted stock awarded on March 8, 2012 (the “2012 Grant”). For Messers. Copple, Fernandes and Cavalier, the restricted stock vest as follows, subject to continued employment through the vest dates: 50% on March 8, 2014 and the remaining 50% on March 8, 2016.

One-third of Mr. Warner’s 2012 Grant vested on March 8, 2013. The reported number vests equally on March 8, 2014 and March 8, 2015.

(3)

The reported numbers represent 50% of the restricted stock awarded pursuant to the 2011 Grant. Fifty percent of the 2011 Grant vested on March 31, 2013 and, subject to continued employment, the reported numbers shall vest on March 31, 2015.

(4)

The reported numbers represent 50% of the restricted stock awarded on March 31, 2010 (the “2010 Grant”). Fifty percent of the 2010 Grant vested on March 31, 2012 and the reported numbers vested on March 31, 2014.

(5)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2010 Grant. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2010 to December 31, 2012. On February 11, 2013, the Compensation Committee certified that the Company had achieved the highest level of IRR over the three-year performance period from January 1, 2010 to December 31, 2012. The shares of Common Stock underlying the performance awards were issued on March 31, 2014 upon satisfaction of the additional employment requirement as of that date.

(6)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2011 Grant. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2011 to December 31, 2013. On February 26, 2014, the Compensation Committee certified that the Company had achieved the highest level of IRR over the three-year performance period from January 1, 2009 to December 31, 2011. Accordingly, the maximum amounts of the performance awards (in the form of restricted stock units) shall vest and the underlying Common Stock shall be issued on March 31, 2015, subject to continuous employment of the named executive officer.

(7)	The fair market value of the restricted stock was calculated based on the closing price of the Common Stock on December 31, 2013 of $33.33 per share.

(8)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2013 Grant. The payout of the performance awards are subject to the Company achieving performance targets over the three-year performance period from January 1, 2013 to December 31, 2015 and satisfaction of an additional employment requirement. Subject to continued employment, the performance awards shall vest on March 29, 2017.

Pursuant to the Second Amended Agreement, if the term expires on April 1, 2016, Mr. Warner shall not be required to fulfill the additional employment requirement until March 2017.

Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2013 Grant.

(9)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2012 Grant. The payout of the performance awards are subject to achieving performance targets over the three-year performance period from January 1, 2012 to December 31, 2014 and satisfying an additional employment requirement. Subject to continued employment, the performance awards shall vest on March 8, 2016.

Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2012 Grant.

(10)

The fair market value of the unearned performance awards (in the form of restricted stock units) was determined based on the achievement of threshold performance targets at the closing price of the Common Stock on December 31, 2013 of $33.33 per share.

Stock Option Exercises and Stock Vested in 2013

The following table provides information on the vesting of restricted stock and performance awards during 2013 for each of the named executive officers. There were no outstanding stock options for any of the named executive officers as of December 31, 2013.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting(2)
Lee Roy Mitchell	-	-
Tim Warner	78,635	$2,243,811
Robert Copple	50,515	$1,473,009
Valmir Fernandes	27,262	$ 795,651
Michael Cavalier	41,044	$1,196,836

(1)	The reported numbers include Common Stock from the following vest events:

i.	Fifty percent of the restricted stock of the 2011 Grant which vested on March 31, 2013;

ii.	Fifty percent of the restricted stock granted on March 27, 2009 (the “2009 Grant”) which vested on March 27, 2013; and

iii.	The reported number for Mr. Warner also includes one-third of the restricted stock of his 2012 Grant which vested on March 8, 2013.

iv.	The shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2009 Grant. In February 2012, the Compensation Committee certified that the Company had achieved the highest level of IRR over the three-year performance period from January 1, 2009 to December 31, 2011. The performance award vested and the underlying Common Stock was issued on March 27, 2013 upon satisfaction of the additional employment requirement.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:

i.	March 7, 2013 of $27.19 per share;

ii.	March 26, 2013 of $29.12 per share; and

iii.	March 28, 2013 of $29.44 per share

Summary of Employment Agreements with our Named Executive Officers

We have employment agreements with our named executive officers and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of Messers. Mitchell, Warner, Copple, Fernandes and Cavalier. Unless otherwise specified in this summary of employment agreements, all references to Mr. Warner’s employment agreement refer to the Second Amended Agreement and all references to Mr. Copple’s employment agreement refer to the Restated Employment Agreement.

Term

The term of Mr. Warner’s Second Amended Agreement terminates on April 1, 2016. There are no renewal provisions in the Second Amended Agreement.

The initial term of Mr. Copple’s Restated Employment Agreement is three (3) years with an automatic extension for an additional one-year period at the end of the second anniversary of the effective date of the Restated Employment Agreement.

The initial terms of the employment agreements of Messers. Mitchell, Fernandes and Cavalier was three years. However, at the end of each year of the term, the term is extended for an additional one year period unless the named executive officer’s employment is terminated.

Annual Base Salary

The annual base salaries are subject to review by our Compensation Committee for increase (but not decrease) each year. In addition, the named executive officers are eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year.

Annual Cash Incentive Bonus

In addition to annual base salaries, the executives are entitled to participate in the Company’s Bonus Plan. Mr. Warner and Mr. Copple’s target bonus shall not be less than 100% and the maximum target shall not be less than 150% of their respective annual base salaries. Messers. Mitchell, Fernandes and Cavalier do not have their annual cash incentive bonus percentages specified in their employment agreements.

Equity Awards

The executives are entitled to participate in and receive grants of equity awards under the Company’s Restated Incentive Plan. Pursuant to the Second Amended Agreement, Mr. Warner’s equity awards shall be at least 200% of his annual base salary. Mr. Pursuant to the Restated Employment Agreement, Mr. Copple’s equity awards shall be at least 150% of his annual base salary.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid annual base salary, a pro rata annual cash incentive bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted) through the date of termination; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent annual cash incentive bonus Mr. Mitchell received for the fiscal year prior to the date of such termination payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted. If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the annual base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Warner resigns for good reason (as defined in the agreement), is terminated by us without cause, good reason or upon expiration of the term of the Second Amended Agreement, Mr. Warner shall receive, accrued compensation (which includes unpaid annual base salary, a pro rata annual cash incentive bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted) through the date of termination; an amount equal to Mr. Warner’s annual base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code, Mr. Warner and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date, any outstanding equity awards with time-based vesting provisions shall become immediately vested as of the termination date and any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement.

If Messers. Copple, Fernandes or Cavalier is terminated by us without cause, the executive shall receive accrued compensation (which includes unpaid annual base salary, a pro rata annual cash incentive bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted) through the date of termination; two times the annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent annual cash incentive bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; equity awards other than stock options with time-based vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date. If Messers. Copple, Fernandes or Cavalier resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the annual base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: accrued compensation (which includes unpaid annual base salary, a pro rata annual cash incentive bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted) through the date of termination; a lump sum payment equal to twelve (12) months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of annual base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding equity awards shall vest in accordance with the Restated Incentive Plan.

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued annual base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change-in-Control

Mr. Mitchell does not have a change-in-control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change-in-control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s annual base salary and one and one half times the most recent annual cash incentive bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within thirty (30) days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of thirty (30) months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Information on amounts payable had a termination for good reason, a change-in-control, death or disability occurred on December 31, 2013 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change-in-control” and “Potential Payments Upon Death or Disability.”

Benefits

The named executive officers qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of annual base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

The employment agreements of Messers. Warner, Copple, Fernandes and Cavalier, provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non- compete covenants have a term of one year after termination of the executive’s employment. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The following tables provide the amounts payable to the named executive officers pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change-in-control, assuming such triggering event occurred on December 31, 2013. As such, all severance payments that would have been due to Messers. Warner and Copple have been calculated based on the Warner Employment Agreement and Mr. Copple’s employment agreement dated June 16, 2008, respectively.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$860,094	$2,282,172	$ 6,846	$ 888	$86,500	$-	$3,236,500
Tim Warner	$707,000	$942,643	$23,037	$ 6,860	$ 828	$8,687,498	$10,367,866
Robert Copple	$1,010,000	$1,339,967	$27,652	$13,978	$ 828	$6,261,440	$8,653,865
Valmir Fernandes	$735,562	$761,902	$27,652	$ 6,325	$ 828	$5,317,368	$6,849,637
Michael Cavalier	$731,796	$728,155	$27,652	$ 9,682	$ 828	$5,201,047	$6,699,160

(1)

Except for Messers. Mitchell and Warner, the amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2013. For Messers. Mitchell and Warner, it is the annual base salary in effect as of December 31, 2013. The amounts would have been payable to Messers. Copple, Fernandes and Cavalier according to the Company’s normal payroll practices for a period of 24 months, to Mr. Mitchell for a period of 12 months and to Mr. Warner through the end of the term of the Warner Employment Agreement.

(2)

Except for Mr. Warner, the amounts reported are calculated as follows: the sum of the annual cash incentive bonus the named executive officer would have received for the 2013 fiscal year and the annual cash incentive bonus received by the named executive officer for the 2012 fiscal year. For Mr. Warner, the amount is the annual cash incentive bonus he would have received for the 2013 fiscal year. The annual cash incentive bonus would have been payable to Messers. Mitchell, Copple, Fernandes and Cavalier in a lump sum within 30 days of termination, and to Mr. Warner in a lump sum at the same time as the annual cash incentive bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messers. Warner, Copple, Fernandes and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers. Warner, Copple, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to the Warner Employment Agreement, any outstanding equity award with time-based vesting provisions would have immediately become vested as of the termination date. Any equity awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messers. Copple, Fernandes and Cavalier, any outstanding equity awards would have vested on a pro rata basis. Any equity awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

Based on the above provisions, the total number of equity awards that would have vested for each of Messers. Warner, Copple, Fernandes and Cavalier on December 31, 2013 are as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	113,160
Robert Copple	86,340
Valmir Fernandes	74,284
Michael Cavalier	73,186

Performance awards (in the form of restricted stock units), based on the assumption that the maximum IRR would be achieved over the respective performance periods:

Name	Number of Shares
Tim Warner	147,491
Robert Copple	101,522
Valmir Fernandes	85,253
Michael Cavalier	82,861

There were no outstanding stock options for any of the named executive officers as of December 31, 2013.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2013 of $33.33 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid annual base salary through the date of such termination.

Potential Payments upon Termination due to Change-in-Control

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	-	-	-	-	-	-	-
Tim Warner	$1,414,000	$2,342,608	$28,796	$ 8,574	$828	$8,687,498	$12,482,305
Robert Copple	$1,010,000	$1,673,292	$34,565	$17,473	$828	$7,891,711	$10,627,868
Valmir Fernandes	$735,562	$943,968	$34,565	$ 7,906	$828	$6,671,033	$8,393,861
Michael Cavalier	$731,796	$909,288	$34,565	$12,103	$828	$6,488,751	$8,177,331

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2013 payable in a lump sum within 30 days of such termination.

(2)

The amounts reported are calculated as follows: the sum of the annual cash incentive bonus the named executive officer would have received for the 2013 fiscal year and one and a half times the annual cash incentive bonus received by the named executive officer for the 2012 fiscal year, payable in a lump sum within 30 days of such termination.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Messers. Warner, Copple, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change-in-control, any outstanding equity award granted to the named executive officer shall be fully vested and exercisable and all restrictions shall lapse.

Based on the above provision, the total number of equity awards that would have vested on an accelerated basis for each named executive officer upon termination due to a change-in-control on December 31, 2013 are as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	113,160
Robert Copple	117,528
Valmir Fernandes	100,933
Michael Cavalier	98,979

Performance awards (in the form of restricted stock units), based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Tim Warner	147,491
Robert Copple	119,247
Valmir Fernandes	99,218
Michael Cavalier	95,703

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2013 of $33.33 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Value of Equity Awards(4)	Total
Lee Roy Mitchell	$860,094	$1,146,763	$ 6,846	$ 888	$-	$2,014,591
Tim Warner	$707,000	$942,643	$11,519	$3,430	$1,062,394	$2,726,986
Robert Copple	$505,000	$673,316	$13,826	$6,989	$1,086,425	$2,285,556
Valmir Fernandes	$367,781	$397,771	$13,826	$3,162	$930,574	$1,713,114
Michael Cavalier	$365,898	$365,889	$13,826	$4,841	$914,342	$1,664,796

(1)	The amounts reported are the annual base salary of each named executive officer in effect as of December 31, 2013, payable in a lump sum.

(2)

The amounts reported are the annual bonus each named executive officer would have received for the 2013 fiscal year payable in a lump sum at the same time as the annual cash incentive bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Effective February 13, 2014, the Board approved and adopted an amendment to the Restated Incentive Plan (the “First Amendment”) pursuant to which any outstanding equity awards shall vest on a pro rata basis. Any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

Since the triggering date for purposes of this table is December 31, 2013 at which time the Board had not adopted the First Amendment, the determination of the number of outstanding equity awards to vest upon termination due to death or disability has been based on the following provision: the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award. All outstanding performance awards would have been forfeited.

The participant or the participant’s estate or representative shall be entitled to receive any previously vested equity awards.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would have been as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	31,875
Robert Copple	32,596
Valmir Fernandes	27,920
Michael Cavalier	27,433

There were no outstanding stock options for any of the named executive officers as of December 31, 2013.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2013 of $33.33 per share.

Compensation Committee Interlocks and Insider Participation

Messers. Chereskin and Dombalagian served as the members of our Compensation Committee until August 31, 2013. Messers. Ezersky, Dombalagian, Soderquist and Staubach have served as the members of our Compensation Committee since September 1, 2013. Each person qualifies as an independent non-employee director and no member has served as an officer or employee of the Company. During the 2013 fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 115,689,880 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 155 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	9,187,527	8.0%
JP Morgan Chase & Co.(3)	6,020,423	5.2%
Directors and Named Executive Officers
Lee Roy Mitchell(4)	10,122,845	8.5%
Tim Warner(5)	151,863	*
Robert Copple(6)	169,771	*
Valmir Fernandes(7)	124,959	*
Michael Cavalier(8)	119,416	*
Benjamin D. Chereskin(9)	57,244	*
Vahe A. Dombalagian(10)	14,574	*
Peter R. Ezersky(11)	24,218	*
Steven P. Rosenberg	36,214	*
Enrique F. Senior(11)	42,325	*
Carlos M. Sepulveda(11)	42,325	*
Donald G. Soderquist(11)	42,325	*
Roger T. Staubach(11)	42,325
Raymond W. Syufy(12)	3,173	*
Executive Officers & Directors as a Group (16 persons)(13)	11,098,577%

* Less than 1%.

(1)

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)

Based upon statements in Schedule 13G/A filed by Black Rock, Inc. on January 28, 2014. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management

Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC. Black Rock, Inc. has (i) sole voting power over 8,798,153 shares and (ii) sole dispositive power over 9,187,527 shares. The address of Black Rock Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

Based upon statements in Schedule 13G filed by JP Morgan Chase & Co. on January 28, 2014. JP Morgan Chase & Co. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its wholly-owned subsidiaries JP Morgan Chase Bank, National Association, J. P. Morgan Investment Management Inc., JP Morgan Asset Management (UK) Ltd., J. P. Morgan Trust Company of Delaware and JP Morgan Asset Management (Canada) Inc. JP Morgan Chase & Co. has (i) sole voting power over 5,585,403 shares (ii) shared voting power over 349,505 shares (iii) sole dispositive power over 5,649,076 shares and (iv) shared dispositive power over 356,226 shares. The address of JP Morgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(4)

Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 71,016 shares of restricted stock.

(6)	Includes 62,948 shares of restricted stock.

(7)	Includes 50,819 shares of restricted stock.

(8)	Includes 48,661 shares of restricted stock.

(9)

Includes 3,581 shares of restricted stock. The reported shares include 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares are held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(10)

Includes 3,581 shares of restricted stock. Mr. Dombalagian is the beneficial owner of the reported shares. However, pursuant to the partnership agreement with his employer MDP, the pecuniary interests in 7,934 shares belong to MDP.

(11)	Includes 3,581 shares of restricted stock.

(12)	Includes 3,173 shares of restricted stock.

(13)	Includes 308,969 shares of restricted stock. There are no shares of Common Stock issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the 2013 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $558,000 of management fee revenue from Laredo during the 2013 fiscal year. The Company also paid distributions to Lone Star of $1 million during the 2013 fiscal year. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the 2013 fiscal year, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $91,000.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company and received total compensation of $178,674 from the Company for the 2013 fiscal year. Such amount included annual base salary of $114,805, an annual cash incentive bonus for the 2013 fiscal year of $38,267, benefits (health, life and disability insurance) of $17,624 and annual matching contribution to 401(K) of $7,978. There were no equity awards granted to Ms. Mitchell during the 2013 fiscal year.

Walter Hebert III, Executive Vice President – Purchasing of the Company, is the brother-in-law of Mr. Mitchell. There is no employment agreement between Mr. Hebert and the Company. Mr. Hebert is a participant to the Restated Incentive Plan and the Bonus Plan. Mr. Hebert’s summary compensation for the 2013 fiscal year was $641,244, which included his annual base salary of $250,137, an annual cash incentive bonus for the 2013 fiscal year of $116,728, benefits (health, life and disability insurance) of $2,908, tax gross up of $4,477, annual matching contribution to 401(K) of $13,387, dividends received during the 2013 fiscal year on unvested restricted stock and vested performance awards (in the form of restricted stock units) that vested in March 2013 of $48,146 and the grant date fair market values of restricted stock award of $99,183 and performance awards (in the form of restricted stock units) of $106,278 (based on maximum vesting and subject to the Company achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2017).

Century Theatres

Our subsidiary, Century Theatres, currently leases 19 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the 2013 fiscal year, we paid approximately $23 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, MDCP had the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Currently, under the Director Nomination Agreement, only the Mitchell Investors have the right to nominate directors to the Board.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2014 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2014 fiscal year.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2014 fiscal year.

ITEM  3 — NON-BINDING, ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an advisory vote on our compensation program for our named executive officers and the compensation of our named executive officers for the 2013 fiscal year. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee will take into account the outcome of the vote when considering executive compensation in the future.

At the 2011 annual meeting, the Board recommended, and approximately 89% of the Company’s stockholders who voted either in person or via proxy supported an annual advisory vote on executive compensation. Therefore, an advisory vote on the Company’s executive compensation program is on the agenda of the Annual Meeting.

The next non-binding advisory vote on executive compensation will be at the 2015 annual meeting.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” the executive compensation program for our named executive officers.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the 2013 Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2013 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov or by visiting our Web site at www.cinemark.com and clicking on “About/Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier
Executive Vice President – General
Counsel and Secretary

April 11, 2014

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Steven P. Rosenberg 03 Donald G. Soderquist 02 Enrique F. Senior 2. Approval and ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2014 fiscal year. _ For _ Against _ Abstain 3. Approval of the non-binding, annual advisory resolution on executive compensation. _ For _ Against _ Abstain 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: _ Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. _ INTERNET – www.proxypush.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2014. _PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2014. _ MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2014. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Tim Warner, Robert Copple and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. CINEMARK HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 22, 2014 9:00 a.m. CDT 3800 Dallas Parkway Plano, Texas 75093